Exhibit 99.1

Berkshire Bank to Acquire 20 New York Branches

Pittsfield, MA — July 24, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its banking subsidiary, Berkshire Bank, has entered into a purchase and assumption agreement to acquire 20 retail bank branches from Bank of America. The branches are located in New York markets which are within or contiguous to markets currently served by Berkshire.

The acquired branches have approximately $640 million in total deposits and $5 million in loans.  Both banks will be working closely together to ensure a seamless transition for customer accounts and associates transferring to Berkshire Bank.  Berkshire intends to offer continued employment to branch associates who are on staff when the acquisition is completed.  This acquisition is subject to regulatory approval from the FDIC and the Commonwealth of Massachusetts and the satisfaction of customary closing conditions.  The acquisition is expected to be completed in the first quarter of 2014.

The 20 branches will increase Berkshire’s total branch count to 94 branches in its footprint, and its New York branch count to 47.  Berkshire has $5.2 billion in assets and is one of the leading regional banks in its Northeastern markets. As America’s Most Exciting Bank®, Berkshire Bank is well positioned to integrate the new branches into its existing operations and deliver the product depth and local responsiveness that have brought it success in all of its markets.

Berkshire CEO Michael Daly stated, “We are pleased to welcome these new customers and communities to Berkshire Bank.  We look forward to servicing their banking, insurance, and wealth management needs and to providing our full suite of personal and commercial deposit and loan products.  We believe that our existing customers and these new customers will value the enhanced convenience of our expanded New York branch network as well as our active community support and the additional resources provided through our New York regional headquarters.”

Mr. Daly continued, “This transaction meets our financial criteria and is expected to contribute to our long term strategic and financial goals.  We plan to utilize the acquired deposit funds to replace certain existing higher-cost deposits and borrowings, along with providing additional core funding to support future growth.  We expect that the acquired operations will be immediately accretive to core earnings per share and that incremental earnings will provide a payback to tangible book value per share within four to five years.  We expect our capital ratios to remain healthy, with tangible common equity targeted to exceed 7.5% of tangible assets at closing without any additional capital required to fund the purchase.  Importantly, our liquidity and interest rate sensitivity metrics will benefit from these additional core funding sources.  We have invested in technology systems and other infrastructure to position ourselves for future growth and this acquisition allows us to leverage those investments.  We believe that this transaction will improve the quality and value of our franchise and it is consistent with the combination of acquisition and organic growth strategies that have supported our earnings growth in recent years.”

Jefferies LLC served as financial advisor to Berkshire and Luse Gorman Pomerenk & Schick, P.C. served as Berkshire’s outside legal counsel.  A presentation with additional information about the deposit acquisition will be posted promptly on Berkshire’s Investor Relations web site.  Berkshire has a previously announced conference call to discuss second quarter earnings on Thursday, July 25, 2013 at 10:00 a.m. EST, and management will also plan to discuss this branch acquisition announcement.

Additional information about the conference call is as follows:

Dial-in:	888-317-6003

Elite Entry Number:	6737080

Webcast:	berkshirebank.com (investor relations link)

A telephone replay of the call will be available through Friday, August 2, 2013 by calling 877-344-7529 and entering conference number: 10030709.  The webcast and a podcast will be available at Berkshire’s website for an extended period of time.

*  In the press release the branch count for New York was incorrectly stated as 37. It has been corrected here to reflect the fact that the new branches will bring the New York total to 47.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 74 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

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CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President — Marketing; 413-236-3756

List of Acquired Branches:

Amsterdam - 140 Sanford Farms Plaza

Cairo - 440 Main St

Chatham - 50-52 Main St.

Glens Falls - 14 La Rose St.

Greenville - 11565 Highway 32

Hudson - 561 Warren St.

Ilion - 1 Central Plaza

Johnstown - 51 West Main St.

Little Falls - One West Main St.

New Hartford - 50 Genesee St.

New Lebanon - Hwy 20 and Hwy 22

Queensbury - 183 Quaker Rd.,

Rome - 200 West Dominick St.

Rome - 1714 Black River Boulevard

Utica - 50 Auert Ave.

Utica - 911 Cornelia St.

Utica - 268 Genesee St.

Utica - 1100 Mohawk St.

West Winfield - 381 West Main St. PO Box 63

Whitesboro - 34 Oriskany Boulevard